Exhibit 99.1

Deckers Brands Reports Second Quarter Fiscal 2017 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--October 27, 2016--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the second fiscal quarter ended September 30, 2016.

Throughout this release, references to Non-GAAP financial measures exclude certain restructuring charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

“We are pleased with the results of our second quarter and the progress on our plans for the year,” said Dave Powers, President and Chief Executive Officer. “Despite a challenging consumer environment, we delivered earnings per share results that were higher than last year and at the top end of our expectations. Looking ahead, our teams are prepared for the upcoming selling season, and we are excited about our fall and holiday product and marketing plans.”

Second Quarter Fiscal 2017 Financial Review

  Net sales decreased (0.2)% to $485.9 million compared to $486.9 million for the same period last year. On a constant currency basis, net sales increased 0.3%.
  Gross margin was 44.5% compared to 44.0% for the same period last year.
  SG&A expenses as a percentage of sales were 33.4% compared to 33.5% for the same period last year. Non-GAAP SG&A expenses as a percentage of sales were 33.2%.
  Operating income was $54.0 million compared to $51.2 million for the same period last year. Non-GAAP operating income was $54.9 million.
  Diluted earnings per share was $1.21 compared to $1.11 for the same period last year. Non-GAAP diluted earnings per share was $1.23.

Brand Summary

  UGG® brand net sales for the second quarter decreased (2.1)% to $412.2 million compared to $421.1 million for the same period last year. On a constant currency basis, sales decreased (1.6)%. The year over year decrease was driven by lower European combined wholesale and distributor sales, primarily due to a delay in our European shipments now deferred to the third quarter, and a decrease in direct-to-consumer (DTC) comparable sales.
  Teva® brand net sales for the second quarter decreased (4.2)% to $17.1 million compared to $17.9 million for the same period last year. On a constant currency basis, sales decreased (4.8)%. The decrease in sales was driven by lower domestic wholesale sales.
  Sanuk® brand net sales for the second quarter increased 9.2% to $18.9 million compared to $17.3 million for the same period last year. On a constant currency basis, sales increased 9.0%. The increase in sales was driven by an increase in global wholesale and distributor sales.
  Combined net sales of the Company’s other brands increased 23.3% to $37.7 million compared to $30.6 million for the same period last year. On a constant currency basis, sales increased 23.9%. The increase was primarily attributable to increased HOKA ONE ONE® sales. HOKA ONE ONE® brand net sales, which are included as part of the Company’s other brand sales, increased 39.0% compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor net sales for the second quarter decreased (0.1)% to $399.9 million compared to $400.3 million for the same period last year. On a constant currency basis, sales increased 0.6%.
  DTC net sales for the second quarter decreased (0.7)% to $86.0 million compared to $86.6 million for the same period last year. On a constant currency basis, sales decreased (1.0)%. DTC comparable sales for the second quarter decreased (3.2)% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the second quarter increased 3.6% to $312.2 million compared to $301.6 million for the same period last year.
  International net sales for the second quarter decreased (6.3)% to $173.7 million compared to $185.3 million for the same period last year. On a constant currency basis, sales decreased (5.1)%.

Balance Sheet

At September 30, 2016, cash and cash equivalents were $110.0 million compared to $99.8 million at September 30, 2015. The Company had $310.4 million in outstanding borrowings at September 30, 2016 compared to $349.7 million at September 30, 2015.

Company-wide inventories at September 30, 2016 decreased (2.9)% to $578.0 million from $595.0 million at September 30, 2015. By brand, UGG inventory decreased (4.1)% to $512.4 million at September 30, 2016, Teva inventory decreased (9.1)% to $17.8 million at September 30, 2016, Sanuk inventory decreased (2.7)% to $18.6 million at September 30, 2016, and the other brands inventory increased 34.0% to $29.2 million at September 30, 2016.

Full Year Fiscal 2017 Outlook for the Twelve Month Period Ending March 31, 2017

  The Company now expects fiscal year 2017 net sales to be in the range of down (3.0)% to down (1.5)%.
  Gross margin for fiscal 2017 is expected to be in the range of 47.0% to 47.5%.
  SG&A expenses as a percentage of sales are projected to be approximately 37%.
  The Company expects fiscal 2017 diluted earnings per share to be in the range of $4.05 to $4.25. This excludes any pretax charges that may occur from any further restructuring charges.
  The effective tax rate is expected to be approximately 27%.

Third Quarter Fiscal 2017 Outlook for the Three Month Period Ending December 31, 2016

  The Company expects third quarter fiscal 2017 net sales to be in the range of down approximately (2)% to flat versus same period last year. The Company expects diluted earnings per share in the range of $4.16 to $4.28 compared to $4.78 for the same period last year.
  As a reminder, last year’s third quarter included the reversal of performance based compensation which created an SG&A benefit last year of $0.38 in the third quarter.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including Non-GAAP gross margin, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the second quarter 2017 will be broadcast live today, Thursday, October 27, 2016 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor Information” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our product and brand strategies, marketing plans and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expect," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$485,944	$486,855	$660,337	$700,660
Cost of sales	269,519	272,742	367,660	399,951
Gross profit	216,425	214,113	292,677	300,709

Selling, general and administrative expenses	162,402	162,900	316,973	313,204
Income (loss) from operations	54,023	51,213	(24,296)	(12,495)

Other expense, net	1,551	1,371	2,113	2,345
Income (loss) before income taxes	52,472	49,842	(26,409)	(14,840)

Income tax expense (benefit)	13,167	13,465	(6,796)	(3,890)
Net income (loss)	39,305	36,377	(19,613)	(10,950)

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(890)	1,027	2,019	(436)
Foreign currency translation adjustment	(856)	(1,091)	2,843	1,675
Total other comprehensive (loss) income	(1,746)	(64)	4,862	1,239
Comprehensive income (loss)	$37,559	$36,313	$(14,751)	$(9,711)

Net income (loss) per share:
Basic	$1.23	$1.12	$(0.61)	$(0.33)
Diluted	$1.21	$1.11	$(0.61)	$(0.33)

Weighted-average common shares outstanding:
Basic	32,057	32,511	32,041	32,812
Diluted	32,422	32,775	32,041	32,812

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	March 31,
Assets	2016	2016

Current assets:
Cash and cash equivalents	$110,047	$245,956
Trade accounts receivable, net	300,159	160,154
Inventories	578,027	299,911
Other current assets	86,796	79,744
Total current assets	1,075,029	785,765

Property and equipment, net	246,723	237,246
Other noncurrent assets	250,849	255,057

Total assets	$1,572,601	$1,278,068

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$278,026	$67,475
Trade accounts payable	202,917	100,593
Other current liabilities	64,918	70,430
Total current liabilities	545,861	238,498

Long-term liabilities:
Mortgage payable	32,366	32,631
Other liabilities	37,100	39,468
Total long-term liabilities	69,466	72,099

Total stockholders' equity	957,274	967,471

Total liabilities and stockholders' equity	$1,572,601	$1,278,068

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended September 30, 2016
(in thousands, except per share data)
(unaudited)

	Three-month period ended September 30, 2016
			Non-GAAP
	GAAP Measures	Restructuring	Measures
	(As Reported)	Charges (1)	(Excluding Items) (2)
Net sales	$485,944		$485,944
Cost of sales	269,519		269,519
Gross profit	216,425		216,425

Selling, general and administrative expenses	162,402	(903)	161,499
Income (loss) from operations	54,023	903	54,926

Other expense, net	1,551		1,551
Income (loss) before income taxes	52,472		53,375

Income tax expense (benefit)	13,167		13,394
Net income (loss)	$39,305		$39,981

Net income (loss) per share:
Basic	$1.23		$1.25
Diluted	$1.21		$1.23

Weighted-average common shares outstanding:
Basic	32,057		32,057
Diluted	32,422		32,422

(1) Amounts as of September 30, 2016 reflect charges related to restructuring costs as a result of retail store closures and office consolidations.
(2) The tax rate applied to the Non-GAAP measures is 25.1%, which is the same as the GAAP tax rate for the fiscal quarter ended September 30, 2016.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Six Months Ended September 30, 2016
(in thousands, except per share data)
(unaudited)

	Six-month period ended September 30, 2016
			Non-GAAP
	GAAP Measures	Restructuring	Measures
	(As Reported)	Charges (1)	(Excluding Items) (2)
Net sales	$660,337		$660,337
Cost of sales	367,660		367,660
Gross profit	292,677		292,677

Selling, general and administrative expenses	316,973	(2,635)	314,338
Income (loss) from operations	(24,296)	2,635	(21,661)

Other expense, net	2,113		2,113
Income (loss) before income taxes	(26,409)		(23,774)

Income tax expense (benefit)	(6,796)		(6,118)
Net income (loss)	$(19,613)		$(17,656)

Net income (loss) per share:
Basic	$(0.61)		$(0.55)
Diluted	$(0.61)		$(0.55)

Weighted-average common shares outstanding:
Basic	32,041		32,041
Diluted	32,041		32,041

(1) Amounts as of September 30, 2016 reflect charges related to restructuring costs as a result of retail store closures and office consolidations.
(2) The tax rate applied to the Non-GAAP measures is 25.7%, which is the same as the GAAP tax rate for the six-month period ended September 30, 2016.

CONTACT:
Deckers Brands
Steve Fasching, VP, Strategy & Investor Relations
805-967-7611